UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2026

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39699	37-1827430
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4670 Willow Road, Suite 125, Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 400-4366

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIDR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 15, 2026, AEye, Inc. (the “Company”) entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.”). In accordance with the terms of the Sales Agreement, the Company may offer and sell from time to time through A.G.P., acting as sales agent, the Company’s common stock having an aggregate offering price of up to $50,000,000 (the “Placement Shares”). The Placement Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-296038). The Company filed a prospectus supplement dated September 15, 2026, with the Securities and Exchange Commission in connection with the offer and sale of the Placement Shares.

The Company intends to use the net proceeds from the sale of the Placement Shares to fund working capital and general corporate purposes to support its future growth, which may include research and development, expansion of its commercial and business development activities, including in the aerospace and defense and infrastructure markets, capital expenditures, and general and administrative expenses.

Under the terms and subject to the conditions of the Sales Agreement, the Company will set the parameters for the sale of shares, including the number or dollar amount of Placement Shares to be issued, the time period during which sales are requested to be made, any limitation on the number or dollar amount of Placement Shares that may be sold in any one trading day and any minimum price below which sales may not be made. Sales of Placement Shares, if any, will be made by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through The Nasdaq Capital Market, the trading market for the Company’s common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices, and/or any other method permitted by law. The Company is under no obligation to sell any Placement Shares under the Sales Agreement and may at any time suspend offers and sales of Placement Shares under the Sales Agreement.

The Company will pay A.G.P. a cash commission rate up to 3.0% of the gross proceeds from the sale of Placement Shares sold pursuant to the Sales Agreement. The Company will also reimburse A.G.P. for certain specified expenses in connection with this offering, including reasonable out-of-pocket costs and expenses, including legal fees and related expenses, in an amount not to exceed (a) $50,000 in connection with the execution and implementation of the Sales Agreement and (b) up to $5,000 per due diligence update session thereafter pursuant to the terms of the Sales Agreement, not to exceed $15,000 per fiscal year, in connection with any periodic due diligence review conducted by A.G.P. or its representatives in connection with the offering. In connection with the offering, Craig-Hallum Capital Group LLC (“Craig-Hallum”) is acting as a financial advisor, for which the Company will pay Craig-Hallum advisory fees up to 1.0% of the gross proceeds from each sale of Placement Shares pursuant to the Sales Agreement.

The offering of the Placement Shares pursuant to the Sales Agreement will terminate upon the earliest of (i) the 36-month anniversary of the filing of the prospectus supplement registering the Placement Shares, (ii) the sale of all of the Placement Shares, or (iii) termination of the Sales Agreement as provided therein. The Company and A.G.P. may each terminate the Sales Agreement at any time upon 30 days’ prior notice.

The foregoing description of the Sales Agreement is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is attached hereto as Exhibit 1.1, and is incorporated herein in its entirety by reference. The representations, warranties, and covenants contained in the Sales Agreement are made only for purposes of such agreement and as of the specific date, are solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. The legal opinion relating to the Placement Shares is filed as Exhibit 5.1 hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 1.02.	Termination of a Material Definitive Agreement.

On September 15, 2026, in connection with its entry into the Sales Agreement described in Item 1.01 above, the Company and A.G.P. mutually agreed to terminate, effective upon the execution of the Sales Agreement, the At Market Issuance Sales Agreement, dated September 12, 2024, between the Company and A.G.P., as amended (the “Prior Sales Agreement”), pursuant to which the Company was entitled to offer and sell shares of its common stock from time to time through A.G.P., acting as sales agent. The Company did not incur any early termination penalties in connection with the termination of the Prior Sales Agreement.

Item 9.01.	Financial Statement and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

1.1	At Market Issuance Sales Agreement by and between AEye, Inc. and A.G.P./Alliance Global Partners, dated September 15, 2026.

5.1	Opinion of Allen Overy Shearman Sterling US LLP.

23.1	Consent of Allen Overy Shearman Sterling US LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEye, Inc.

Dated: September 15, 2026
	By:	/s/ Siraj Husain
	Name:	Siraj Husain
	Title:	Vice President, General Counsel and Corporate Secretary